Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Joseph Lovechio, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS FOURTH-QUARTER AND RECORD FULL-YEAR EARNINGS
Full-Year 2013 GAAP EPS Up 102 Percent; Full-Year Ongoing Business Operations EPS Up 42 Percent
Company Expects Sales Growth and Margin Expansion to Continue In 2014

BENTON HARBOR, Mich., January 30, 2014 - Whirlpool Corporation (NYSE: WHR) announced today fourth-quarter GAAP net earnings of $181 million, or $2.26 per diluted share, compared to net earnings of $122 million, or $1.52 per diluted share, reported for the same prior-year period. Adjusted diluted earnings per share(1) improved to $2.97, compared to $2.29 in the prior year, mainly driven by higher sales, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives.

Sales in the quarter were $5.1 billion compared to $4.8 billion during the same prior-year period. Excluding the impact of both foreign currency and Brazilian (BEFIEX) tax credits, sales increased approximately 7 percent led by strong growth in North America and Latin America.

“The strong execution of our plans resulted in a record year of earnings," said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “We continue to grow revenue, expand margins and increase our investment capacity, positioning us well as we enter 2014.”

Fourth-quarter GAAP operating profit totaled $354 million, compared to $258 million in the same prior-year period. Adjusted operating profit(2) totaled $386 million, 7.7 percent of sales, compared with $309 million, 6.5 percent of sales, in the same prior-year period. Higher sales, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives more than offset higher material costs, foreign currency and increased investments in marketing, technology and products.

GAAP operating profit for the year totaled over $1.2 billion, compared to $869 million in 2012. Full-year adjusted operating profit(2) totaled $1.4 billion, 7.3 percent of sales, compared to $1.0 billion, 5.7 percent of sales, in 2012. Higher sales, improvement in product price and mix, ongoing cost productivity and cost and capacity-reduction initiatives more than offset higher material costs, foreign currency and increased investments in marketing, technology and products. GAAP full-year sales for 2013 were $18.8 billion compared to $18.1 billion in 2012. Excluding the impact of both foreign currency and BEFIEX tax credits, sales increased over 4 percent. GAAP net earnings for the year increased to $10.24 per diluted share, compared to $5.06 per diluted share for 2012. Adjusted diluted earnings per share(1) for the year increased to $10.02 per share, compared to $7.05 per share for 2012.

During the twelve months ended December 31, 2013, the company reported cash provided by operating activities of $1.3 billion compared to $696 million in the prior-year period. Whirlpool Corporation reported free cash flow(3) of $690 million for the year compared to free cash flow(3) of $230 million in the prior year.

OUTLOOK
For 2014, Whirlpool Corporation expects to report full-year diluted earnings per share of $11.05 to $11.55. The company expects to report full-year adjusted diluted earnings per share of $12.00 to $12.50.

2014 EPS Outlook
GAAP Diluted EPS	$11.05-$11.55
Restructuring Expense	0.95
Brazilian (BEFIEX) Tax Credits	(0.21)
Investment Expense	0.21
Ongoing Business Operations EPS	$12.00–$12.50

"We will continue to invest in our long-term growth strategy," said Fettig. “We expect continued revenue growth and margin expansion, and are on track to deliver our shareholder value creation targets.”

FOURTH-QUARTER REGIONAL REVIEW

Whirlpool North America
Whirlpool North America reported fourth-quarter sales of $2.7 billion compared to $2.5 billion in the prior year, an increase of approximately 9 percent.

The region reported fourth-quarter operating profit of $301 million, approximately 11 percent of sales, compared to $233 million, approximately 9 percent of sales, in the prior year. Higher sales, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives more than offset higher material costs and investments in marketing, technology and products.

The company expects full-year 2014 U.S. industry unit shipments to increase in the range of 5 to 7 percent.

Whirlpool Europe, Middle East and Africa
Whirlpool Europe, Middle East and Africa reported fourth-quarter sales of $847 million compared to $794 million in the prior year. Excluding the impact of currency, sales increased approximately 1 percent.

The region reported fourth-quarter operating profit of $10 million, over 1 percent of sales, compared to $8 million, approximately 1 percent of sales, in the prior year. The improvement was driven by higher sales and the benefit of cost and capacity-reduction initiatives.

The company expects full-year 2014 industry unit shipments in the range of flat to up 2 percent.

Whirlpool Latin America
Whirlpool Latin America reported fourth-quarter sales of $1.4 billion, compared to $1.3 billion in the prior year. Excluding currency and BEFIEX tax credits, sales increased more than 8 percent.

The region reported fourth-quarter operating profit of $159 million, compared to $134 million in the prior year. Fourth-quarter adjusted operating profit(4) totaled $130 million, approximately 10 percent of sales, compared to $119 million, approximately 9 percent of sales, in the prior year. Higher sales, improved product price and mix and ongoing cost productivity offset higher material costs and foreign currency.

The company expects full-year 2014 industry unit shipments to be flat.

Whirlpool Asia
Whirlpool Asia reported fourth-quarter sales of $177 million compared to $203 million in the prior year. Excluding the impact of currency, sales decreased approximately 7 percent primarily driven by industry weakness in India.

The region reported fourth-quarter operating profit of $10 million, over 5 percent of sales, compared to $7 million, approximately 3 percent of sales, in the prior year. Improved product price and mix and ongoing cost productivity offset higher material costs, foreign currency and lower unit volumes.

The company expects full-year 2014 industry unit shipments to be flat to up 3 percent.

(1) A reconciliation of ongoing business operations/adjusted diluted earnings per share, non-GAAP financial measures, to reported diluted earnings per share and other important information, appears on pages 14-17.
(2) A reconciliation of ongoing business operations/adjusted operating profit, non-GAAP financial measures, to reported operating profit and other important information, appears on pages 14-17.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by operating activities and other important information, appears on page 20.
(4) A reconciliation of ongoing business operations/adjusted operating profit by segment, non-GAAP financial measures, to reported operating profit by segment and other important information, appears on page 18.

FOURTH-QUARTER 2013 PRODUCT LEADERSHIP, INNOVATION AND AWARDS

Whirlpool Corporation innovation is leading the market. The company's focus for more than a century has been on identifying unique consumer insights and designing high-quality products that deliver what consumers want and need. This focus yielded positive results during the fourth quarter, with strong consumer preference for the company's innovative new product offerings driving continued sales growth. The company's efforts were recognized externally with awards for leadership in corporate reputation and citizenship, performance and innovation.

Global Leadership:

•
Whirlpool Corporation continues to be recognized for leadership in sustainability, with its selection to the Dow Jones Sustainability Index for North America; UL Environment Multi-Attribute Product Certifications for select clothes washers, including front-load washers and the first certified top-load models; and 2013 ENERGY STAR® Sustained Excellence Award by Natural Resources Canada (NRCAN).

•
Whirlpool Corporation received a score of 100 from the Human Rights Campaign on the 2013 U.S. Corporate Equality Index. This marks the tenth consecutive year that Whirlpool has attained a perfect score on the index. The Corporate Equality Index rates American workplaces on Lesbian, Gay, Bisexual and Transgender (LGBT) Equality.

Whirlpool North America Region:

•
Whirlpool Water introduced the revolutionary and versatile EveryDrop water filter. Its fast-flow filtration technology and compact, sleek design make it perfect at-home and on-the-go water filter - revolutionizing where, when and how fast families enjoy freshly filtered, great-tasting water.

•
The Whirlpool brand's new ENERGY STAR® qualified 28 cu. ft. 4-door refrigerator can easily accommodate bulk food purchases, small snacks, produce and whatever else consumers bring home, thanks to its FreshStor refrigerated drawer, EasyView triple crisper system, tri-freezer system and EasySlide bin.

•
The Maytag Maxima front-load steam washer with water hardness adjustment was named Best Innovation in Laundry on Reviewed.com’s 2013 Best of the Year List. Whirlpool Corporation brands garnered the most awards of any manufacturer on the list, receiving awards in categories including Best Smart Home Platform, Best Design in Mid-Range Appliances and Best Value Refrigerator.

•
The Jenn-Air brand 36-inch, six-burner gas cooktop offers the robust heat necessary for high-powered cooking techniques and exacting temperature control for handling delicate tasks. Its contemporary, low-profile design creates an integrated appearance and nearly flush transition to the counter.

•
The Jenn-Air brand 24-inch built-in coffee system can meet the exact tastes and preferences of any coffee connoisseur. The coffee system’s optimum design includes an ideal 11.7 BARs of consistent brewing pressure, dual dispensing spouts for one- or two-cup brewing, and an integrated 13-level whole-bean coffee grinder.

Whirlpool Europe, Middle East and Africa Region:

•
Bauknecht brand’s GreenKitchen refrigerator and dishwasher take sustainable living to new heights. The brand has pioneered the ability to re-use waste heat from the refrigerator to preheat water in the dishwasher, further improving energy efficiency by up to 10 percent.

•
The Bauknecht KOSMOS line of appliances - including built-in oven, design hood microwave oven, coffee machine and warming drawers - impress with their user friendliness and vast choice of unique functions that make cooking easier than ever before. The innovative iXelium coating adds important functional value and timeless beauty to the products, even after years of intensive use.

•
Whirlpool brand’s latest dishwashers with 6TH SENSE PowerClean system are more effective than ever before. Special sensors detect grime to regulate water volume, temperature and duration of the wash cycle for excellent cleaning results.

•	The KitchenAid Artisan stand mixer and blender were recognized by ETM Testmagazin and Haus and Garten Test consumer magazines, respectively, for their quality and performance.

•
Whirlpool Corporation’s human resources team from Wroclaw, Poland, has received the Highest Quality HR Certificate from the Polish HR Management Association for demonstrating significant efforts and results in the application of high-quality HR practices.

Whirlpool Latin America Region:

•
The Whirlpool Connect refrigerator - available in Argentina, Colombia and Central America - offers the most sophisticated, multipurpose electronic control on the market. The appliance connects with smart phones, allowing consumers to create and share shopping lists, and families can display photographs using the user interface’s USB port.

•	With an intuitive and sturdy display panel, the new Brastemp Ative! washer-dryer brings consumers exclusive technology like the Ready to Wear cycle that completely launders clothes in just one hour.

•
The Consul Facilite portable air conditioner with a handle and 360-degree wheels can be used in any corner of the home with a window. It’s simple to install and includes the Follow Me function, which aims a refreshing cool breeze directly at the person in the room.

•	For the third time, Whirlpool Latin America was named one the 20 most sustainable companies in Brazil by Exame business magazine.

•	Whirlpool Latin America was again named one of the 10 most innovative organizations according to Best Innovator, a ranking developed by AT Kearney together with Época Negócios business magazine.

Whirlpool Asia Region:

•
Whirlpool brand’s Armstrong top-load washer is an innovative three-in-one product - pre-wash faucet, washing machine and storage space. Specifically designed for Chinese families’ laundry habits and storage needs, the Whirlpool Armstrong simplifies the laundry process, reduces clutter in homes and provides a total laundry solution to consumers.

•
The Whirlpool brand Professional frost-free refrigerators are packed with features that India’s families want, like the unique 6th Sense Active Cool, innovative interiors and a beverage caddy and can holder. The large, intuitive user interface makes it easy and enjoyable for consumers to get the most out of the refrigerators’ advanced technology capabilities.

•
Whirlpool India won second place at the 29th International Value Engineering Conference for its technical paper on Whirlpool Corporation’s unique and integrated product development process. Companies from India and around the world participated in the conference, organized by the Indian Value Engineering Society.

About Whirlpool Corporation
Whirlpool Corporation is the world's leading global manufacturer and marketer of major home appliances, with annual revenues of approximately $19 billion in 2013, 69,000 employees, and 59 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at
http://www.whirlpoolcorp.com.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) inventory and other asset risk; (5)  risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from natural disasters or terrorist attacks; (6) the uncertain global economy; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) Whirlpool's ability to maintain its reputation and brand image; (9) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (10) litigation, tax, and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (11)  product liability and product recall costs; (12) the effects and costs of governmental investigations or related actions by third parties; (13) Whirlpool's ability to obtain and protect intellectual property rights; (14)  the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner;  (15) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans;  (16) information technology system failures and data security breaches; (17) the impact of labor relations; (18) our ability to attract, develop and retain executives and other qualified employees; (19) changes in the legal and regulatory environment including environmental and health and safety regulations; and (20) the ability of Whirlpool to manage foreign currency fluctuations.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FOR THE PERIODS ENDED DECEMBER 31,
(Millions of dollars, except per share data)

	Three Months Ended		Twelve Months Ended
	2013 (Unaudited)	2012 (Unaudited)	2013 (Unaudited)	2012
Net sales	$5,090	$4,791	$18,769	$18,143
Expenses
Cost of products sold	4,181	3,979	15,471	15,250
Gross margin	909	812	3,298	2,893
Selling, general and administrative	493	485	1,828	1,757
Intangible amortization	6	7	25	30
Restructuring costs	56	62	196	237
Operating profit	354	258	1,249	869
Other income (expense)
Interest and sundry income (expense)	(82)	(35)	(155)	(112)
Interest expense	(44)	(49)	(177)	(199)
Earnings before income taxes	228	174	917	558
Income tax expense	41	46	68	133
Net earnings	187	128	849	425
Less: Net earnings available to noncontrolling interests	6	6	22	24
Net earnings available to Whirlpool	$181	$122	$827	$401
Per share of common stock
Basic net earnings available to Whirlpool	$2.31	$1.55	$10.42	$5.14
Diluted net earnings available to Whirlpool	$2.26	$1.52	$10.24	$5.06
Weighted-average shares outstanding (in millions)
Basic	78.5	78.8	79.3	78.1
Diluted	79.9	80.2	80.8	79.3

WHIRLPOOL CORPORATION
CONSOLIDATED BALANCE SHEETS
AT DECEMBER 31,
(Millions of dollars, except share data)

	2013
	(Unaudited)	2012
Assets
Current assets
Cash and equivalents	$1,380	$1,168
Accounts receivable, net of allowance of $73 and $60, respectively	2,005	2,038
Inventories	2,408	2,354
Deferred income taxes	549	558
Prepaid and other current assets	680	709
Total current assets	7,022	6,827
Property, net of accumulated depreciation of $6,278 and $6,070, respectively	3,041	3,034
Goodwill	1,724	1,727
Other intangibles, net of accumulated amortization of $237 and $211, respectively	1,702	1,722
Deferred income taxes	1,764	1,832
Other noncurrent assets	291	254
Total assets	$15,544	$15,396
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,865	$3,698
Accrued expenses	748	692
Accrued advertising and promotions	441	419
Employee compensation	456	520
Notes payable	10	7
Current maturities of long-term debt	607	510
Other current liabilities	697	664
Total current liabilities	6,824	6,510
Noncurrent liabilities
Long-term debt	1,846	1,944
Pension benefits	930	1,636
Postretirement benefits	458	422
Other noncurrent liabilities	452	517
Total noncurrent liabilities	3,686	4,519
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 109 million and 108 million shares issued and 77 million and 79 million shares outstanding, respectively	109	108
Additional paid-in capital	2,453	2,313
Retained earnings	5,784	5,147
Accumulated other comprehensive loss	(1,298)	(1,531)
Treasury stock, 32 million and 29 million shares, respectively	(2,124)	(1,777)
Total Whirlpool stockholders’ equity	4,924	4,260
Noncontrolling interests	110	107
Total stockholders’ equity	5,034	4,367
Total liabilities and stockholders’ equity	$15,544	$15,396

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED DECEMBER 31,
(Millions of dollars)

	2013
	(Unaudited)	2012
Operating activities
Net earnings	$849	$425
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	540	551
Curtailment gain	—	(52)
Decrease in LIFO inventory reserve	(26)	(13)
Brazilian collection dispute	—	(275)
Changes in assets and liabilities:
Accounts receivable	(65)	47
Inventories	(86)	(7)
Accounts payable	275	240
Accrued advertising and promotions	28	(13)
Taxes deferred and payable, net	(105)	(68)
Accrued pension and postretirement benefits	(184)	(227)
Employee compensation	(23)	249
Other	59	(161)
Cash provided by operating activities	1,262	696
Investing activities
Capital expenditures	(578)	(476)
Proceeds from sale of assets	6	10
Investment in related businesses	(6)	(28)
Other	(4)	—
Cash used in investing activities	(582)	(494)
Financing activities
Repayments of long-term debt	(513)	(361)
Proceeds from borrowings of long-term debt	518	322
Net proceeds from short-term borrowings	5	6
Dividends paid	(187)	(155)
Repurchase of common stock	(350)	—
Common stock issued	95	43
Other	(2)	(3)
Cash used in financing activities	(434)	(148)
Effect of exchange rate changes on cash and equivalents	(34)	5
Increase in cash and equivalents	212	59
Cash and equivalents at beginning of year	1,168	1,109
Cash and equivalents at end of year	$1,380	$1,168

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF INCOME RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing business operations" measures, including adjusted operating profit, adjusted earnings (loss) before income taxes (hereafter referred to as “adjusted earnings (loss) before tax”), adjusted diluted earnings per share, adjusted operating profit by segment (hereafter referred to as “adjusted segment operating profit”), adjusted segment operating margin; and sales excluding foreign currency and BEFIEX and free cash flow. Ongoing business operations measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency and BEFIEX is calculated by translating the current period net sales excluding BEFIEX, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales excluding BEFIEX. Management believes that sales excluding foreign currency and BEFIEX provides stockholders with a clearer basis to assess our results over time. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating profit, earnings before income taxes, diluted net earnings per share available to Whirlpool, reported operating profit by segment, net sales, and cash provided by operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the following reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax and Adjusted Diluted Earnings Per Share
The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and diluted net earnings per share available to Whirlpool, for the three months ended December 31, 2013. Adjusted segment operating margin is calculated by dividing adjusted segment operating profit by adjusted net sales. Adjusted net sales excludes Brazilian (BEFIEX) tax credits from reported net sales.

	Three Months Ended
	December 31, 2013
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$354	$228	$2.26
Restructuring Expense(a)	56	56	0.53
Brazilian Tax Credits (BEFIEX)(b)	(40)	(40)	(0.50)
U.S. Energy Tax Credits(c)	—	—	(0.14)
Antitrust Resolutions(d)	—	44	0.42
Investment Expense(e)	5	6	0.06
Brazilian Government Settlement(f)	11	28	0.27
Normalized Tax Rate Adjustment(g)	—	—	0.07
Adjusted Non-GAAP measure	$386	$322	$2.97

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and diluted net earnings per share available to Whirlpool, for the three months ended December 31, 2012. Adjusted segment operating margin is calculated by dividing adjusted segment operating profit by adjusted net sales. Adjusted net sales excludes Brazilian (BEFIEX) tax credits from reported net sales.

	Three Months Ended
	December 31, 2012
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$258	$174	$1.52
Restructuring Expense(a)	62	62	0.56
Brazilian Tax Credits (BEFIEX)(b)	(15)	(15)	(0.19)
Antitrust Resolutions(d)	—	17	0.21
Intangible Impairment(h)	4	4	0.03
Normalized Tax Rate Adjustment(g)	—	—	0.16
Adjusted Non-GAAP measure	$309	$242	$2.29

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax and Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and diluted net earnings per share available to Whirlpool, for the twelve months ended December 31, 2013. Adjusted segment operating margin is calculated by dividing adjusted segment operating profit by adjusted net sales. Adjusted net sales excludes Brazilian (BEFIEX) tax credits from reported net sales.

	Twelve Months Ended
	December 31, 2013
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$1,249	$917	$10.24
Restructuring Expense(a)	196	196	1.84
Brazilian Tax Credits (BEFIEX)(b)	(109)	(109)	(1.35)
U.S. Energy Tax Credits(c)	—	—	(1.56)
Antitrust Resolutions(d)	—	42	0.40
Investment Expense(e)	6	21	0.19
Brazilian Government Settlement(f)	11	28	0.26
Adjusted Non-GAAP measure	$1,353	$1,095	$10.02

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax and Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and diluted net earnings per share available to Whirlpool, for the twelve months ended December 31, 2012. Adjusted segment operating margin is calculated by dividing adjusted segment operating profit by adjusted net sales. Adjusted net sales excludes Brazilian (BEFIEX) tax credits from reported net sales.

	Twelve Months Ended
	December 31, 2012
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$869	$558	$5.06
Restructuring Expense(a)	237	237	2.15
Brazilian Tax Credits (BEFIEX)(b)	(37)	(37)	(0.47)
Antitrust Resolutions(d)	—	25	0.32
Investment and Intangible Impairment(h)	4	11	0.12
Benefit Plan Curtailment Gain(i)	(49)	(49)	(0.38)
Contract and Patent Resolutions(j)	—	22	0.17
Normalized Tax Rate Adjustment(g)	—	—	0.08
Adjusted Non-GAAP measure	$1,024	$767	$7.05

Ongoing Business Operations Measures - Adjusted Segment Operating Profit

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three months ended December 31, 2013. Adjusted segment operating margin is calculated by dividing adjusted segment operating profit by adjusted net sales. Adjusted net sales excludes Brazilian (BEFIEX) tax credits from reported net sales.

	Three Months Ended
	December 31, 2013
	Segment Operating Profit	Restructuring Expense(a)	Brazilian Tax Credits (BEFIEX)(b)	Investment Expense(e)	Brazilian Government Settlement(f)	Adjusted Segment Operating Profit
North America	$301	$—	$—	$—	$—	$301
Latin America	159	—	(40)	—	11	130
EMEA	10	—	—	—	—	10
Asia	10	—	—	—	—	10
Other/Eliminations	(126)	56	—	5	—	(65)
Total Whirlpool Corporation	$354	$56	$(40)	$5	$11	$386

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three months ended December 31, 2012. Adjusted segment operating margin is calculated by dividing adjusted segment operating profit by adjusted net sales. Adjusted net sales excludes Brazilian (BEFIEX) tax credits from reported net sales.

	Three Months Ended
	December 31, 2012
	Segment Operating Profit	Restructuring Expense(a)	Brazilian Tax Credits (BEFIEX)(b)	Intangible Impairment(h)	Adjusted Segment Operating Profit
North America	$233	$—	$—	$—	$233
Latin America	134	—	(15)	—	119
EMEA	8	—	—	—	8
Asia	7	—	—	—	7
Other/Eliminations	(124)	62	—	4	(58)
Total Whirlpool Corporation	$258	$62	$(15)	$4	$309

Footnotes:

a.
During the fourth quarters of 2013 and 2012, we recorded restructuring charges of $56 million and $62 million, respectively. The diluted earnings per share impacts are calculated based on income tax impacts of $13 million and $17 million, respectively. During the full years of 2013 and 2012, we recorded restructuring charges of $196 million and $237 million, respectively. The diluted earnings per share impacts are calculated based on income tax impacts of $47 million and $66 million, respectively.

b.
During the fourth quarters of 2013 and 2012, we monetized Brazilian (BEFIEX) tax credits of $40 million and $15 million, respectively. During the full years of 2013 and 2012, we monetized Brazilian (BEFIEX) tax credits of $109 million and $37 million, respectively. The diluted earnings per share impact is calculated based on income tax impacts of $0 million.

c.
In the fourth quarter of 2013, we recognized $11 million of U.S. energy tax credits. The diluted earnings per share impact is calculated based on an income tax benefit of $11 million. During the full year of 2013, we recognized $126 million of U.S. energy tax credits. The diluted earnings per share impact is calculated based on an income tax benefit of $126 million.

d.
During the fourth quarters of 2013 and 2012, we recognized expenses of approximately $44 million and $17 million, respectively, related to antitrust resolutions. The diluted earnings per share impact is calculated based on an income tax impact of $11 million and $0 million, respectively. During the full year of 2013 and 2012, we recognized expenses of $42 million and $25 million, respectively related to antitrust resolutions. The diluted earnings per share impact is calculated based on income tax impacts of $10 million and $0 million, respectively.

e.
During the fourth quarter and full-year of 2013, we recognized investment expenses of $6 million and $21 million, respectively, related to the pending acquisition of Hefei Sanyo. The diluted earnings per share impact is calculated based on income tax impacts of $1 million and $5 million, respectively.

f.
During the fourth quarter of 2013, we participated in a Brazilian government program to settle long-standing disputes, reducing interest and penalties. We recorded expenses of $28 million related to the program. The diluted earnings per share impact is calculated based on an income tax impact of $7 million.

g.
During the fourth quarters of 2013 and 2012, and the full year of 2012, we made adjustments to ongoing business operations EPS to reconcile specific items reported to a full-year effective tax rate of 24%.

h.
During the fourth quarter of 2012, a $4 million intangible impairment charge occurred. The diluted earnings per share impact is based on an income tax impact of $1 million. During the second quarter of 2012, a $7 million other-than-temporary impairment charge of a European investment occurred. The diluted earnings per share impact is calculated based on an income tax impact of $0 million.

i.
During the second quarter of 2012, we recognized curtailment gains related to a retiree health care plan of $49 million. The diluted earnings per share impacts are calculated based on an income tax impact of approximately $19 million.

j.
In the third quarter of 2012, we recorded net expenses of $22 million primarily due to the conclusion of a long-standing U.S. contract and patent litigation. The diluted earnings per share impact is calculated based on an income tax impact of approximately $8 million.

Free Cash Flow

As defined by the company, free cash flow is cash provided by operating activities after capital expenditures and proceeds from the sale of assets. The reconciliation provided below reconciles actual 2013 and 2012 full-year free cash flow with cash provided by operating activities, the most directly comparable GAAP financial measure.

	Twelve Months Ended December 31,
(millions of dollars)	2013	2012
Cash provided by operating activities	$1,262	$696
Capital expenditures and proceeds from sale of assets	(572)	(466)
Free cash flow	$690	$230

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